<SEQUENCE>2
[DESCRIPTION]TRUST DATA



                                                                    EXHIBIT 99


                            Supplementary Trust Data


l.  The total amount of cash distributed to
      Certificateholders in l998, per $l,000
      of Certificates...................................................$108.34


2.  The total amount of the distribution set
      forth in paragraph l which represents
      principal payments on the Certificates ............................$47.71


3.  The amount of outstanding balances in the
      Accounts which were 30 or more days
      delinquent as of the end of the
      December l998 Monthly Period .............................$451,240,299.21


4.  The total amount of the Monthly
      Servicing Fee paid to the Servicer
      by the Trust in l998......................................$157,789,004.15

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